As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-288564

Registration No. 333-279965

Registration No. 333-207638

Registration No. 333-193658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 333-288564

Form S-8 Registration Statement No. 333-279965

POST-EFFECTIVE AMENDMENT NO. 2 to:

Form S-8 Registration Statement No. 333-207638

Form S-8 Registration Statement No. 333-193658

UNDER

THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8639702
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1400 16th Street, Suite 250

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan

First Foundation Inc. 2015 Equity Incentive Plan

First Foundation Inc. 2007 Equity Incentive Plan

First Foundation Inc. 2007 Management Stock Incentive Plan

(Full title of the plan)

Neal E. Arnold

Chief Executive Officer and President

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

(Name and address of agent for service)

(303) 831-6704

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of First Foundation Inc., a Delaware corporation (the “Registrant”):

•	File No. 333-193658, filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 30, 2014, registering 1,799,103 shares of the Registrant’s common stock, $0.001 par value (the “Common Stock”), 750,967 of which were issuable upon the exercise of outstanding options granted under the First Foundation Inc. 2007 Equity Incentive Plan, 678,000 of which were issuable upon the exercise of outstanding options granted under the First Foundation Inc. 2007 Management Stock Incentive Plan, 282,967 of which were reserved for future grants under the First Foundation Inc. 2007 Equity Incentive Plan, and 87,169 of which were reserved for future grants under the First Foundation Inc. 2007 Management Stock Incentive Plan;

•	File No. 333-207638, filed with the Commission on October 28, 2015, registering 2,178,558 shares of the Registrant’s Common Stock, that may be issued from time to time under the First Foundation Inc. 2015 Equity Incentive Plan;

•	File No. 333-279965, filed with the Commission on June 5, 2024, registering 1,500,000 shares of Registrant’s Common Stock, that may be issued from time to time under the First Foundation Inc. 2024 Equity Incentive Plan; and

•	File No. 333-288564, filed with the Commission on July 8, 2025, registering 2,500,000 additional shares of Registrant’s Common Stock, that may be issued from time to time under the First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan.

On April 1, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2025, as amended (the “Merger Agreement”), by and between the Registrant and FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), the Registrant merged with and into FirstSun (the “Merger”), with FirstSun continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, FirstSun, as successor in interest to the Registrant, terminates any and all offerings of its securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 1, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

FirstSun Capital Bancorp, a Delaware corporation As successor by merger to First Foundation Inc., a Delaware corporation

By:	/s/ Neal E. Arnold
	Name:	Neal E. Arnold
	Title:	Chief Executive Officer and President